Exhibit 99.H

COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 27, 2004, by and among LINSANG PARTNERS, LLC (“Linsang”), LINSANG INTERNATIONAL L.P. (“Linsang International”); and Anasazi Partners III Offshore, Ltd. (“Anasazi”). Linsang, Linsang International are hereinafter sometimes collectively referred to as the “Linsang Group.” Anasazi Partners III Offshore, Ltd. is hereinafter sometimes referred to as the “Purchaser.”

WHEREAS:

A. The Linsang Group are major stockholders of LMIC, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware. Shares of the Common Stock of the Company, $0.001 par value per share (the “Common Stock”) are quoted on the OTC Bulletin Board under the symbol LMII.OB.

B. The Linsang Group and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(1) of the Securities Act of 1933, as amended (the “Securities Act”).

C. The Company and the Purchaser are concurrently entering into a Subscription Agreement of even date herewith (the “Subscription Agreement”) pursuant to which the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, an aggregate of 100,000 shares of the Common Stock of the Company (the “Shares”) and warrants to purchase shares of the Company’s Common Stock (the “Common Stock”).

D. The parties hereto agree that concurrently with the closing under the Subscription Agreement, the Linsang Group will sell to the Purchaser, and the Purchaser will purchase from the Linsang Group, shares of the Common Stock on the terms and conditions set forth below.

E. Contemporaneous with the execution and delivery of this Agreement and the Subscription Agreement, the Company, the Purchaser are executing and delivering a Registration Rights Agreement in the form attached to the Subscription Agreement as Exhibit C, pursuant to which the Company has agreed to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, the Linsang Group and the Purchaser hereby agree as follows:

1.	CERTAIN DEFINITIONS.

For purposes of this Agreement, the terms Agreement, Common Stock, Company, Purchaser, Securities Act, Subscription Agreement, Shares, Warrants and Linsang Group shall have the meanings set forth above, the term Anasazi Partners III Offshore, Ltd. Common Shares, shall have the meaning set forth in Section 2(a) below, and the terms Closing and Closing Date shall have the meanings set forth in Section 2(b)(iii) below.

2.	PURCHASE AND SALE OF Anasazi Partners III Offshore, Ltd. COMMON SHARES.

(a) Generally. Except as otherwise provided in this Section 2 and subject to the satisfaction (or waiver) of the conditions set forth in Section 6 and Section 7 below, on the Closing Date, Anasazi Partners III Offshore, Ltd. shall purchase from the Linsang Group an aggregate of 200,000 shares of Common Stock (the “Anasazi Partners III Offshore, Ltd. Common Shares”) for cash in the amount of $0.01 per share, and the Linsang Group shall sell the Anasazi Partners III Offshore, Ltd. Common Shares to Anasazi Partners III Offshore, Ltd. in such respective amounts as among the Linsang Group as shall be set forth on the signature page of this Agreement.

(b) Purchase of Anasazi Partners III Offshore, Ltd. Common Shares; Form of Payment; Closing Date.

(i) On the Closing Date (as defined below), the Linsang Group shall sell the Anasazi Partners III Offshore, Ltd. Shares to Anasazi Partners III Offshore, Ltd., and Anasazi Partners III Offshore, Ltd. shall purchase such Anasazi Partners III Offshore, Ltd. Common Shares from the Linsang Group and pay to the Linsang Group $2,000 as the purchase price of such Anasazi Partners III Offshore, Ltd. Common Shares. The Linsang Group shall deliver to the Purchaser stock certificates registered in the name of the Purchaser evidencing their respective record ownership of the Anasazi Partners III Offshore, Ltd. Common Shares by a date that shall be not later than five (5) days following the Closing Date. Notwithstanding the foregoing deliveries or any other provision of this Agreement to the contrary, the Purchaser shall, for all purposes, be deemed to be the record and beneficial owners of the aforesaid Anasazi Partners III Offshore, Ltd. Common Shares as at the Closing Date described below.

(ii) The Purchaser shall pay the purchase price for the Anasazi Partners III Offshore, Ltd. Common Shares to be purchased by it to the Linsang Group against delivery by the Linsang Group of certificates representing such shares duly endorsed for transfer to the Purchaser, and the Linsang Group shall deliver such certificates to the Purchaser against delivery by the Purchaser of the purchase price.

(iii) Subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 6 and Section 7 below, the date and time of the sale of the Anasazi Partners III Offshore, Ltd. Common Shares pursuant to this Agreement (the “Closing”) shall be concurrent with the Closing under the Subscription Agreement or such other date or time as the Purchaser and the Linsang Group may mutually agree (“Closing Date”).

The Closing shall occur at the New York offices of Anasazi Partners III Offshore, Ltd., or at such other place as the Purchaser and the Linsang Group may otherwise mutually agree.

3.	THE PURCHASER REPRESENTATIONS AND WARRANTIES.

The Purchaser severally and not jointly represents and warrants to the Linsang Group as follows:

(a) Organization, Good Standing and Qualification. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its state of organization and has all the requisite power and authority to carry on its business as now conducted and as proposed to be conducted.

(b) Purchase for Own Account. The Purchaser is purchasing the Anasazi Partners III Offshore, Ltd. Common Shares for the Purchaser’s own account and not with a present view towards the distribution thereof. The Purchaser understands that the Purchaser must bear the economic risk of this investment indefinitely, unless the Anasazi Partners III Offshore, Ltd. Common Shares are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that the Company has no present intention of registering any of the Anasazi Partners III Offshore, Ltd. Common Shares other than as contemplated by the Registration Rights Agreement. Notwithstanding anything in this Section 3(b) to the contrary, by making the foregoing representation, the Purchaser does not agree to hold the Anasazi Partners III Offshore, Ltd. Common Shares for any minimum or other specific term and reserves the right to dispose of the Anasazi Partners III Offshore, Ltd. Common Shares at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act and any applicable state securities laws.

(c) Information. The Purchaser has been furnished all materials relating to the business, finances and operations of the Company and its subsidiaries and materials relating to the offer and sale of the Anasazi Partners III Offshore, Ltd. Common Shares, which have been requested by the Purchaser. The Purchaser has been afforded the opportunity to ask questions of the Company and has received what the Purchaser believes to be satisfactory answers to any such inquiries. The Purchaser understands that its investment in the Anasazi Partners III Offshore, Ltd. Common Shares involves a high degree of risk. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser or its counsel or any of its representatives shall modify, amend or affect the Purchaser’s right to rely on the Linsang Group’s representations and warranties contained in Section 4 below.

(d) Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Anasazi Partners III Offshore, Ltd. Common Shares.

(e) Accredited Investor Status. The Purchaser is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D.

(f) Authorization; Enforcement. The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and to purchase the Anasazi Partners III Offshore, Ltd. Common Shares in accordance with the terms hereof. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(g) Restrictions on Transfer. The Purchaser understand and acknowledge that the Anasazi Partners III Offshore, Ltd. Common Shares have not been registered under the Securities Act. Unless and until otherwise permitted, the Anasazi Partners III Offshore, Ltd. Common Shares and each certificate and other document evidencing any of the Anasazi Partners III Offshore, Ltd. Common Shares shall be endorsed with the legend substantially in the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, (B) IN COMPLIANCE WITH RULE 144 UNDER SUCH ACT, OR (C) THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT NO REGISTRATION IS REQUIRED FOR SUCH TRANSFER.”

4.	REPRESENTATIONS AND WARRANTIES OF THE LINSANG GROUP.

Each member of the Linsang Group hereby severally represents and warrants to the Purchaser as follows:

(a) Organization and Power. Each member of the Linsang Group is duly organized and validly existing under the laws of their respective state of organization. Each Linsang Group member has full legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Linsang Group member is a party, and to perform its obligations hereunder and thereunder.

(b) Authorization. The execution, delivery and performance by each member of the Linsang Group of this Agreement and the other documents contemplated hereby to which such Linsang Group member is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other act or proceeding on the part of the Linsang Group member is necessary to authorize the execution, delivery or performance of this Agreement or the other documents contemplated hereby to which such Linsang Group member is a party and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Linsang Group member and this Agreement constitutes, and the other documents contemplated hereby to which the Linsang Group member is a party upon execution and delivery by the Purchaser will each constitute, a valid and binding obligation of such Linsang Group member, enforceable in accordance with its terms.

(c) Absence of Conflicts. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which the Linsang Group member is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any lien upon the Anasazi Partners III Offshore, Ltd. Common Shares under, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body or any person under, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Linsang Group member is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which the Linsang Group member is subject.

(d) Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of the Linsang Group’s knowledge, threatened against or affecting the Linsang Group member, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Linsang Group member’s performance under this Agreement, the other documents contemplated hereby to which the Linsang Group member is a party or the consummation of the transactions contemplated hereby or thereby.

(e) Anasazi Partners III Offshore, Ltd. Common Shares. Upon delivery at Closing of certificates representing the Anasazi Partners III Offshore, Ltd. Common Shares, good and valid title to the Anasazi Partners III Offshore, Ltd. Common Shares will pass to the Purchaser free and clear of any liens or restrictions of any kind.

(f) Disclosure. Neither this Article 4 nor any document delivered by such Linsang Group member to the Purchaser on the Closing Date contains or, on the Closing Date, will contain, when taken as a whole, any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein not misleading.

5.	COVENANTS.

(a) Satisfaction of Conditions. The parties shall use their best efforts to satisfy in a timely manner each of the conditions set forth in Section 6 and Section 7 of this Agreement.

(b) Blue Sky Laws. The Linsang Group shall, on or before the Closing Date, take such action as the Linsang Group members shall reasonably determine is necessary to qualify the Anasazi Partners III Offshore, Ltd. Common Shares for sale to the Purchaser pursuant to this Agreement under applicable securities or “blue sky” laws of the applicable states of the United States or obtain exemption therefrom, and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date.

6.	CONDITIONS TO THE LINSANG GROUP’S OBLIGATION TO SELL.

The obligation of the Linsang Group hereunder to issue and sell Anasazi Partners III Offshore, Ltd. Common Shares to a Purchaser at the Closing hereunder is subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto; provided, however, that these conditions are for the Linsang Group’s sole benefit and may be waived by any Linsang Group member at any time in its sole discretion.

(a) The applicable Purchaser shall have executed the signature page to this Agreement and the Registration Rights Agreement, and delivered the same to the Linsang Group.

(b) The representations and warranties of the applicable Purchaser shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date), and the applicable Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Purchaser at or prior to the Closing Date.

(c) No statute, rule, regulation, executive order, decree, ruling, injunction; action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization, or the staff of any thereof, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

(d) All of the conditions to the obligations of the Company to sell the Shares and Warrants to the Purchaser under the Subscription Agreements shall have been satisfied, and the Company shall have received the proceeds from the sale of the Shares and Warrants under such Subscription Agreements.

7.	CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE ANASAZI PARTNERS III OFFSHORE, LTD. COMMON SHARES.

The obligation of the Purchaser hereunder to purchase the Anasazi Partners III Offshore, Ltd. Common Shares to be purchased by it hereunder is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for such Purchaser’s sole benefit and may be waived by such Purchaser at any time in such Purchaser’s sole discretion:

(a) The Linsang Group shall have executed the signature pages to this Agreement and delivered the same to the Purchaser.

(b) The representations and warranties of the Linsang Group shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date) and the Linsang Group shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Linsang Group at or prior to the Closing Date.

(c) No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization, or the staff of any thereof, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

(d) All of the conditions to the obligations of the Purchaser to purchase the Shares and Warrants from the Company under the Subscription Agreement shall have been satisfied.

8.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. Each of the parties irrevocably agrees that any and all suits or proceedings based on or arising under this Agreement may be brought only in the shall be resolved in the federal or state courts located in the City of New York, New York and consents to the jurisdiction of such courts for such purpose. Each of the parties irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in any such court. Each of the parties further agrees that service of process upon such party mailed by first class mail to the address set forth in Section 8(f) shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Nothing herein shall affect the right of a Purchaser to serve process in any other manner permitted by law. Each of the parties agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(b) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed Execution Page(s) hereof to be physically delivered to the other party within five (5) days of the execution hereof.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments; Waiver. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Linsang Group nor the Purchaser make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the Linsang Group and by the Purchaser. Any waiver by the Purchaser, on the one hand, or the Linsang Group, on the other hand, of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision of or any breach of any other provision of this Agreement. The failure of the Purchaser, on the one hand, or the Linsang Group, on the other hand to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

If to the Linsang Group

Linsang Partners, LLC

P.O. Box 0039

Beltsville, D 20704

Kwok Li, Chairman

If to Anasazi Partners III Offshore, Ltd.:	Interested Party:
c/o Anasazi Partners III Offshore, Ltd. Romasco Road, Wickhamus Cay 1 Road Town, Tortula, BNI	C/o CP Baker LLC 303 Congress St. Ste 301 Boston NA 02210

Attention:

Each party hereto may from time to time change its address or facsimile number for notices under this Section 8 by giving at least ten (10) days’ prior written notice of such changed address or facsimile number, in the case of the Purchaser to the Linsang Group, and in the case of the Linsang Group to all of the Purchaser.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Linsang Group shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.

(h) Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of nor may any provision hereof be enforced by any other person.

(i) Survival. The representations and warranties of the Linsang Group and the agreements and covenants of the Linsang Group shall survive the Closing notwithstanding any due diligence investigation conducted by or on behalf of the Purchaser. Moreover, none of the representations and warranties made by the Linsang Group herein shall act as a waiver of any rights or remedies a Purchaser may have under applicable federal or state securities laws. The Linsang Group agrees to indemnify and hold harmless the Purchaser and each of their managers, officers, directors, employees, partners, members, agents and affiliates for loss or damage relating to the Anasazi Partners III Offshore, Ltd. Common Shares purchased hereunder arising as a result of or related to any breach by the Linsang Group or any of its representations or covenants set forth herein, including advancement of expenses as they are incurred.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Termination. In the event that the Closing Date shall not have occurred on or before December 27, 2004, unless the parties agree otherwise, this Agreement shall terminate at the close of business on such date. Notwithstanding any termination of this Agreement, any party not in breach of this Agreement shall preserve all rights and remedies it may have against another party hereto for a breach of this Agreement prior to or relating to the termination hereof.

(l) Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting of this Agreement. As such, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

(m) Equitable Relief. Each party acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other parties by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, each party acknowledges that the remedy at law for a breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by such party of the provisions of this Agreement, that the other parties shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(n) Determinations. Except as otherwise expressly provided herein, all consents, approvals and other determinations to be made by the Purchaser pursuant to this Agreement and all waivers and amendments to or of any provisions in this Agreement prior to the Closing Date to be binding upon a Purchaser shall be made by such Purchaser and except as otherwise expressly provided herein, all consents, approvals and other determinations (other than amendments to the terms and provisions of this Agreement) to be made by the Purchaser pursuant to this Agreement and all waivers and amendments to or of any provisions in this Agreement after the Closing Date shall be made by the Purchaser.

(o) Attorneys’ Fees and Disbursements. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party or parties shall be entitled to receive from the other party or parties reasonable attorneys’ fees and disbursements in addition to any other relief to which the prevailing party or parties may be entitled.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Anasazi Partners III Offshore, Ltd. Common Shares to be Sold

The Linsang Group:		Anasazi Partners III Offshore, Ltd. Common Shares

LINSANG PARTNERS, LLC

_______________shares
By:	/s/ KWOCK LI
200,000 shares

The Purchaser:

Anasazi Partners III Offshore, Ltd.,

By:	/s/ CHRISTOPHER P. BAKER
Name:	Christopher P. Baker
Title:	Manager, CP Baker LLC, Its Manager